Exhibit 4(a)(vi)

1 Windsor Dials Arthur Road Windsor Berkshire SL4 1RS United Kingdom www.ihgplc.com

EXTENSION REQUEST

To:	MUFG Bank, Ltd., as Facility Agent

From:	INTERCONTINENTAL HOTELS GROUP PLC

Dated 25 March 2024

US$1,350,000,000 Facility Agreement dated 28 April 2022 (the “Agreement”)

1.	We refer to the Agreement. This is an Extension Request. Terms defined in the Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

2.

Pursuant to paragraph (c) of clause 7.2 (Extension of the Termination Date) of the Agreement, we hereby unconditionally and irrevocably request that the Termination Date be extended to the Second Extended Termination Date.

3.	We confirm that no Default is continuing or has occurred on the date of this Extension Request and that the Repeating Representations are true and correct as at the date of this Extension Request.

4.

Each Lender who confirms to you its unconditional agreement to this Extension Request will be entitled to receive an extension fee of 0.05 per cent. of the amount of its individual Commitment as at 28 April 2024, which the Company will pay to the Facility Agent for each relevant consenting Lender’s account within 5 Business Days of 28 April 2024.

5.	This Extension Request is irrevocable.

6.	This Extension Request and any non-contractual obligations arising out of or in relation to it are governed by English law.

Yours faithfully

/s/ Michael Cockcroft

By: Michael Cockcroft

INTERCONTINENTAL HOTELS GROUP PLC

InterContinental Hotels Group PLC. Registered in England and Wales No. 5134420. Registered Office: 1 Windsor Dials, Arthur Road, Windsor, Berkshire SL4 1RS.

MUFG Bank, Ltd. Processing Centre for Europe, Middle East and Africa Ropemaker Place 25 Ropemaker Street London, EC2Y 9AN

Date:	25 April 2024

Facility Name:	INTERCONTINENTAL HOTELS - RCF TR
Facility Reference:	00234815-0006

Subject:	Confirmation of facility Extension Request (2024)

Please be advised that, further to the Extension Request dated 25 March 2024, the request to extend the facility to the Second Extended Termination Date has been approved and the Termination Date is now 30 April 2029 – please amend your records accordingly.

Further to Clause 4 of the Extension Request a separate notice for the extension fee will be sent for your records and reference.

If you have any questions regarding the above, please use the following contact information.

Kind regards,

Peter McGovern

Loan Agency Services

Tel: +44 (0)20-7577-1547/1542/1577

E-mail: loanagency@uk.mufg.jp

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